Exhibit 99

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Kenneth J. Abod	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS $0.31 EPS FOR THE SECOND QUARTER 2009
AND RAISES FULL YEAR EPS GUIDANCE

BETHESDA, MARYLAND, July 28, 2009 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $193.5 million for the quarter ended June 30, 2009, an increase of $12.3 million, or 6.8%, from $181.2 million in the prior year.  Net income increased $2.0 million, or 25.4%, to $10.0 million in the second quarter of 2009 from $8.0 million last year. Earnings per share for the second quarter of 2009 were $0.31 per diluted share compared to pro forma earnings per share for the same period in 2008 of $0.25 per diluted share, a 24.0% increase.

The pro forma diluted EPS for the second quarter 2008 assume that a one-time, in-kind preferred stock dividend occurred and the preferred stock was converted to common stock at the beginning of the period.  The preferred stock dividend and conversion are explained in greater detail later in this press release.   Earnings per share for the quarter ended June 30, 2008 on a GAAP basis was $0.11 per diluted share.

The $12.3 million, or 6.8%, sales growth for the quarter ended June 30, 2009 was primarily the result of a $6.9 million, or 4.4%, increase in same-center sales in our patient care centers, a $0.9 million, or 4.2%, increase in sales of the Company’s distribution segment and a $4.3 million increase related to sales from acquired entities.

Cost of materials increased $3.6 million, or 6.5%, to $58.8 million in the second quarter of 2009 compared to the same quarter last year principally due to the sales increase.  Cost of materials as a percentage of sales decreased to 30.4% for the second quarter of 2009 compared to 30.5% for the second quarter of 2008.

Personnel costs increased $4.2 million, or 6.8%, in the second quarter of 2009 compared to the second quarter of 2008.  Contributing to this increase were personnel costs of $1.7 million from acquisitions, additional stock and severance compensation of $1.3 million and other increases of $1.2 million.

Other operating costs increased $2.3 million, or 5.9%, in the second quarter of 2009 over the same quarter in the prior year due to additional variable compensation accruals of $2.0 million, higher occupancy costs of $0.3 million, other operating costs of acquisitions of $0.4 million and additional bad debt expense of $0.9 million, offset by lower professional fees of $0.9 million and $0.4 million of reductions in other overhead costs. As a percentage of sales other operating costs decreased by 20 basis points compared to the second quarter of last year.

Interest expense for the second quarter of 2009 was $0.5 million less than the same period of last year due to lower variable interest rates.

Net sales for the six months ended June 30, 2009 increased by $23.9 million, or 7.0%, to $362.7 million from $338.8 million in the same period last year.  The sales growth was principally the result of a $13.1 million, or 4.4%, increase in same-center sales in our patient care centers, a $2.9 million, or 7.1%, increase in sales of the Company’s distribution segment and a $7.9 million increase related to sales from acquired entities.

Cost of materials increased $7.9 million, or 7.7%, to $109.9 million in the six months ended June 30, 2009 compared to the same quarter last year principally due to the sales increase.  Cost of materials as a percentage of sales increased by 20 basis points to 30.3% for the first half of 2009 compared to 30.1% for the first half of 2008.

Personnel costs increased by $7.9 million, or 6.5%, for the first half of 2009 compared to the same period in 2008.  Contributing to this increase were personnel costs of $3.2 million related to acquisitions, additional stock and severance compensation of $1.8 million and other increases of $2.9 million.  As a percentage of sales, personnel costs decreased by 20 basis points compared to the comparable half of the prior year.

Other operating costs increased $4.5 million, or 6.4%, in the first six months of the 2009 over the same period in the prior year due to additional variable compensation accruals of $4.0 million, higher occupancy costs of $1.2 million, other operating costs of acquisitions of $1.0 million and additional bad debt expense of

$1.0 million, offset by lower advertising costs of $1.2 million and $1.5 million of reductions in other overhead costs. As a percentage of sales, other operating costs decreased by 10 basis points compared to last year’s second quarter.

Interest expense for the six months ended June 30, 2009 was $1.1 million less than the same period of last year due to lower variable interest rates.

Net income applicable to common stock for the six months ended June 30, 2009 increased by 25.8% to $14.6 million, or $0.46 per diluted share, compared to pro forma net income applicable to common stock of $11.6 million, or $0.37 per diluted share, in the prior year.  The pro forma results for the six months ended June 30, 2008 assume that the previously described one-time, in-kind preferred stock dividend occurred and the preferred stock was converted to common stock at the beginning of the period.  Net income applicable to common stock for the six months ended June 30, 2008 on a GAAP basis was $5.9 million, or $0.24 per diluted share.

Cash from operations increased by $4.5 million, or 22.2%, to $24.5 million in the second quarter of 2009, compared to the same quarter in 2008. The improvement was primarily the result of improved operating results and a $2.7 million decrease in working capital offset by a $0.3 million decrease in non-cash items. Days sales outstanding were reduced by 4 days to 48 days as of June 30, 2009 from 52 days as of June 30, 2008, a record low for the Company.

As of June 30, 2009, $91.9 million, or 21.6%, of the Company’s total debt of $426.4 million was subject to variable interest rates.  The Company had total liquidity of $114.1 million, comprised of $76.4 million of cash and $37.7 million available under its revolving credit facility at June 30, 2009.  On July 15, 2009 the Company repaid the $15.3 million outstanding balance on its revolving credit facility.  The Company believes that it has sufficient liquidity to conduct its normal operations and fund its acquisition plan in 2009.

The Company is confirming its full year 2009 sales guidance of $750 to $760 million and is increasing its 2009 diluted EPS guidance by $0.06 to a range of $1.02 to $1.04.

“We are extremely pleased with our second quarter results as they exceeded our expectations and represent sound operational execution, particularly in this economic environment,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “Our patient care centers growth of 4.4% continues to be a key driver of our revenues.  Combined with our expense management efforts we have improved operating margins for the quarter by 70 basis points to 12.5% since the second quarter of last year.  We move to the second half of the year in solid financial shape and focused on executing our business opportunities.”

In June 2008, the Company’s common stock performance triggered an acceleration of preferred stock dividends once the Company’s average closing price of its common stock price exceeded the Company’s forced conversion price of the Series A Convertible Preferred Stock by 200% for a 20-trading day period.  This event accelerated the payment of Series A Convertible Preferred Stock dividends due from the time of the event through May 26, 2011.  The accelerated dividends were paid in the form of increased stated value of preferred stock, in lieu of cash.  As a result, the Company recorded an in-kind dividend on its preferred stock of $5.3 million in the quarter ended June 30, 2008, which represented 0.7 million additional common shares on an as converted basis.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 671 patient care centers in 45 states and the District of Columbia, with over 3,700 employees including 1,090 practitioners (as of June 30, 2009).  Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income Statement:
Net sales	$193,523	$181,184	$362,670	$338,840
Cost of goods sold - materials	58,848	55,275	109,897	101,997
Personnel costs	65,748	61,544	129,807	121,884
Other operating expenses	40,963	38,689	75,416	70,903
Depreciation and amortization	3,808	4,289	8,264	8,470
Income from operations	24,156	21,387	39,286	35,586
Interest expense	7,595	8,045	15,202	16,303
Unrealized gain from interest rate swap	167	—	167	—
Income before taxes	16,728	13,342	24,251	19,283
Provision for income taxes	6,692	5,337	9,700	7,713
Net income	10,036	8,005	14,551	11,570
Less preferred stock dividend - Series A Convertible Preferred Stock	—	5,254	—	5,670
Net income applicable to common stock	$10,036	$2,751	$14,551	$5,900

Basic Per Common Share Data:
Net income	$0.32	$0.12	$0.47	$0.26
Shares used to compute basic per common share amounts	31,250,047	23,017,282	31,105,742	22,949,127

Diluted Per Common Share Data:
Net income	$0.31	$0.11	$0.46	$0.24
Shares used to compute diluted per common share amounts	32,019,843	24,208,631	31,924,652	24,121,834

		Three Months Ended		Six Months Ended
		June 30, 2008		June 30, 2008
Pro-forma:
Net income applicable to common stock		2,751		5,900
Preferred stock dividend - Series A Convertible Preferred Stock		5,254		5,670
Pro-forma net income applicable to common stock		$8,005		$11,570

Diluted Per Share Data:
Pro-forma net income per diluted common share		$0.25		$0.37

Shares used to compute diluted per common share amounts		24,208,631		24,121,834
Effects of conversion of convertible preferred stock (1)		7,308,730		7,308,730
Shares used to compute diluted per common share amounts, Pro-forma basis		31,517,361		31,430,564

(1) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008.  The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	30.4%	30.5%	30.3%	30.1%
Personnel costs	34.0%	34.0%	35.8%	36.0%
Other operating expenses	21.2%	21.4%	20.8%	20.9%
Depreciation and amortization	1.9%	2.4%	2.3%	2.5%
Income from operations	12.5%	11.8%	10.8%	10.5%
Interest expense	3.9%	4.4%	4.2%	4.8%
Unrealized gain from interest rate swap	0.1%	0.0%	0.1%	0.0%
Income before taxes	8.7%	7.4%	6.7%	5.7%
Provision for income taxes	3.5%	3.0%	2.7%	2.3%
Net income	5.2%	4.4%	4.0%	3.4%

Hanger Orthopedic Group, Inc.

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash Flow Data:
Cash flow from operations	$24,475	$20,026	$20,760	$12,569
Capital expenditures	$3,271	$4,750	$6,097	$7,840
Increase (decrease) in cash	$24,444	$11,007	$17,964	$(2,984)

	June 30, 2009	Dec. 31, 2008
Balance Sheet Data:
Cash and cash equivalents	$76,377	$58,413
Days Sales Outstanding (DSO’s)	48	51
Working Capital	$224,028	$200,248
Total Debt	$426,438	$422,324
Shareholders’ Equity	$289,277	$266,866

			Six Months Ended
			June 30,
			2009	2008
Statistical Data:
Patient-care centers			671	653
Number of practitioners			1,090	1,060
Number of states (including D.C.)			46	46

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Percentage of net sales from:
Patient-care services	88.5%	88.1%	88.0%	87.8%
Distribution	11.3%	11.6%	11.8%	11.8%

Payor mix:
Commercial and other	59.0%	60.2%	58.8%	60.3%
Medicare	29.4%	28.3%	29.8%	28.2%
Medicaid	6.3%	6.0%	6.2%	6.1%
VA	5.3%	5.5%	5.2%	5.4%